UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

      PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE
                                  ACT OF 1934


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[ ]      Preliminary Proxy Statement
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[ ]      Definitive Proxy Statement
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[X]      Definitive Additional Materials
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[ ]      Soliciting Material Pursuant to Section 240.14a-12
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                                  GENCORP INC.
                (Name of Registrant as Specified In Its Charter)

                               PIRATE CAPITAL LLC
                               JOLLY ROGER FUND LP
                          JOLLY ROGER OFFSHORE FUND LTD
                   JOLLY ROGER ACTIVIST PORTFOLIO COMPANY LTD
                              MINT MASTER FUND LTD.
                              THOMAS R. HUDSON JR.
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                              [PIRATE CAPITAL LOG0]


                                 March 23, 2006

Dear Fellow GenCorp Inc. Shareholders:

GenCorp's Annual Meeting of Shareholders is fast approaching. At the March 31, 2006 Annual Meeting, Pirate Capital urges you to elect its three highly-qualified nominees, David A. Lorber, Todd R. Snyder and Robert C. Woods, to the board of directors. As the second largest shareholder, owning 8.4% of the common stock of GenCorp, we believe OUR INTERESTS ARE ALIGNED WITH YOURS. We urge you to vote the GREEN proxy card today!

Institutional Shareholder Services (ISS), the nation's leading independent proxy advisory firm, recommended that shareholders vote on the Pirate Capital GREEN proxy card for Robert C. Woods and for the shareholder proposal to declassify the board. ISS recommended that shareholders NOT vote on GenCorp's white proxy card. WE URGE YOU TO VOTE THE GREEN PROXY CARD TODAY FOR ALL THREE OF OUR NOMINEES - DAVID A. LORBER, TODD R. SNYDER AND ROBERT C. WOODS - AND FOR OUR PROPOSAL TO DECLASSIFY THE BOARD.

In our view, the current management team has lost credibility through its continued failure to achieve Company-stated projections and goals. As we documented in our earlier proxy materials, over the past three years the Company has repeatedly failed to meet stated projections, burned through over $200 million in cash and lost over $400 million in shareholders' equity. This persistent failure has caused us to question the Company's operational performance and ability to issue appropriate guidance and projections. We believe that our nominees, if elected, would present a strong, well-reasoned voice that would encourage the full board to improve forecasts in an effort to build a greater level of trust between the Company and shareholders.

Pirate Capital strongly believes that our nominees offer superior insight, knowledge and relationships as compared to the incumbent board's nominees. Our nominees are dynamic professionals, with significant operational, restructuring and real estate experience. Our nominees are committed to promoting the ACCOUNTABILITY OF SENIOR MANAGEMENT, advocating CORPORATE GOVERNANCE IMPROVEMENTS and encouraging and overseeing efforts to MAXIMIZE SHAREHOLDER VALUE. We believe they are well suited to work with and monitor GenCorp and its management.

DAVID A. LORBER is a Director and Senior Investment Analyst at Pirate Capital. Mr. Lorber has been covering GenCorp for nearly two years and has an extensive knowledge of the Company. Pirate Capital is confident that Mr. Lorber's strong financial acumen and focus on value creation would be highly valuable to the board in exploring all potential options to maximize shareholder value. We believe that Mr. Lorber, with his understanding of and


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advocacy for shareholder-friendly corporate governance policies, would serve as a pivotal voice in the boardroom for all shareholders, if elected.

TODD R. SNYDER is a Managing Director of Rothschild Inc. Mr. Snyder is a prominent restructuring and reorganization advisor who has been instrumental in implementing a diverse selection of complex transactions, including financings, restructurings, reorganizations, workouts, exchange offers, mergers, divestitures and buyouts. Most recently, Mr. Snyder has been an advisor to UAL Corp. and Solutia Inc. We believe Mr. Snyder's significant experience navigating legacy issues and balance sheet restructurings would make him a strong asset to the board, if elected.

ROBERT C. WOODS is a nationally recognized real estate investment banker and developer. Mr. Woods has been responsible for financing in excess of $2 billion of real estate transactions, including master planned communities and office, retail and resort properties. Mr. Woods served as investment banker for Summerset Community, one of the largest master planned communities in Reno, Nevada. Mr. Woods is currently arranging financing and co-developing a 6,000 acre master planned community with zoning for 860 homes near Park City, Utah. Also, he has been hired by Lennar Homes to serve as its investment banker in divesting assets and in financing the development of new master planned communities throughout the United States. We believe Mr. Woods' experience would make him an invaluable member of the board, if elected.

We believe that a guiding tenet of sound corporate governance is to encourage accountability of senior management through the annual election of directors. To our surprise, the Company's purported corporate governance expert, Franklin Balotti, joined the other incumbent directors in refusing to support our proposal to recommend the annual election of directors. In recommending that shareholders vote FOR this proposal, ISS stated that "[t]he ability to elect directors is the single most important use of the shareholder franchise, and all directors should be accountable on an annual basis. A classified board can entrench management and effectively preclude most takeover bids or proxy contests." Commenting on the steps that must be taken if shareholders are in favor of declassifying the board, ISS commented that "[t]hese onerous provisions entrench management's position against the declassification of the board and make it excessively difficult for shareholders to make the change."

It is important to note that one Company nominee, Gary Cooper, would, if elected, face retirement next year under the board's current retirement policy. This would provide the board with the opportunity to appoint his replacement without shareholder approval.

It is also important to note that in February of 2005 GenCorp entered into an agreement with Steel Partners II, L.P., a significant shareholder, that in exchange for certain concessions from the Company requires Steel Partners to vote all of its shares in favor of the incumbent directors at the 2006 Annual Meeting. We believe that shareholders should not be so restricted in voting their shares. We urge the Company to release Steel Partners from these voting restrictions so that Steel Partners can vote in its discretion and the vote of the shareholders at the 2006 Annual Meeting, whatever it may be, more accurately reflects the will of the shareholders.


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YOUR VOTE IS IMPORTANT! WE BELIEVE THE BEST WAY TO PROTECT THE VALUE OF YOUR
INVESTMENT IS TO VOTE THE GREEN PROXY CARD TODAY.

BASED ON THEIR BACKGROUNDS, WE BELIEVE OUR NOMINEES, DAVID A. LORBER, TODD R. SNYDER AND ROBERT C. WOODS, OFFER CRITICAL INSIGHTS, KNOWLEDGE AND RELATIONSHIPS TO HELP STRENGTHEN THE BOARD OF DIRECTORS. WE ARE CONFIDENT THAT THE ELECTION OF OUR HIGHLY-QUALIFIED NOMINEES WOULD BRING A VALUABLE OUTSIDE PERSPECTIVE TO THE BOARD IN AN EFFORT TO HELP DRIVE AND IMPROVE THE LONG TERM VALUE OF GENCORP.

Please support our efforts by signing and returning your GREEN proxy card today.

Sincerely,

PIRATE CAPITAL LLC

By:  /s/ THOMAS R. HUDSON JR.
     ------------------------
     Thomas R. Hudson Jr.
     Managing Member

                                    IMPORTANT

Please carefully review the proxy statement previously delivered to you by Pirate Capital Group. YOUR VOTE IS VERY IMPORTANT, no matter how many or how few shares you own.

1. If your shares are registered in your own name, please sign, date and mail the enclosed GREEN proxy card to D.F. King & Co., Inc., in the postage-paid envelope provided today.
2. If you have previously signed and returned a proxy card to GenCorp, you have every right to change your vote. Only your latest dated proxy card will count. You may revoke any proxy card already sent to GenCorp by signing, dating and mailing the enclosed GREEN proxy card in the postage-paid envelope provided. Any proxy may be revoked at any time prior to the 2006 annual meeting by delivering a written notice of revocation or a later dated proxy for the 2006 annual meeting to D.F. King & Co., Inc., or by voting in person at the 2006 annual meeting.
3. If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a GREEN proxy card with respect to your shares and only after receiving your specific instructions. Accordingly, please sign, date and mail the enclosed GREEN proxy card in the postage-paid envelope provided, and to ensure that your shares are voted, you should also contact the person responsible for your account and give instructions for a GREEN proxy card to be issued representing your shares.
4. After signing the enclosed GREEN proxy card, do not sign or return GenCorp's proxy card unless you intend to change your vote, because only your latest dated proxy card will be counted.

A proxy statement regarding this proxy solicitation has been previously filed with the Securities and Exchange Commission. We strongly advise you to read the proxy statement,


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as it contains important information. Copies of the proxy statement are available free of charge at www.sec.gov or by calling D.F. King & Co, Inc. at the telephone number listed below. The enclosed GREEN proxy card is being furnished to shareholders in connection with the solicitation of proxies by Pirate Capital Group and not on behalf of the incumbent board of directors of the Company. Pirate Capital Group consists of Pirate Capital LLC, Jolly Roger Fund LP, Mint Master Fund Ltd., Jolly Roger Activist Portfolio Company LTD, Jolly Roger Offshore Fund LTD and Thomas R. Hudson Jr., together with their nominees David A. Lorber, Todd R. Snyder and Robert C. Woods.

If you have any questions concerning the Pirate Capital Group proxy statement, would like to request additional copies of the proxy statement or need help voting your shares, please contact our proxy solicitor:

                              D.F. KING & CO., INC.
                        48 WALL STREET NEW YORK, NY 10005
                         CALL TOLL-FREE: (888) 887-0082
             BANKS AND BROKERAGE FIRMS CALL COLLECT: (212) 269-5550